Exhibit 10.13

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered on November 6, 2019, and is made by and between TEVA PHARMACEUTICAL INDUSTRIES LTD., an Israeli corporation located at 5 Basel Street, Petach Tikwa, Israel, Company No. 52-001395-4 (the “Company”, “Teva”), and Eli Kalif (“Executive”).

WHEREAS, the Company wishes to employ Executive as its Chief Financial Officer (“CFO”), and Executive wishes to be so employed; and

WHEREAS, the parties have agreed on the terms pursuant to which Executive shall serve as CFO, and wish to set forth such terms in this Agreement.

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.	Term; Positions and Duties; Location

1.1

The Company agrees to employ Executive, and Executive agrees to serve the Company and its affiliates, subject to the terms and conditions of this Agreement, for the period commencing on December 22, 2019 (the “Effective Date”) and until the termination of this Agreement pursuant to Section 7 of this Agreement (the “Term”).

1.2

Executive shall report directly to the President and Chief Executive Officer of Teva (“CEO”). Executive shall have all of the duties, authorities and responsibilities customarily exercised by an individual serving as the CFO of a company the size and nature of the Company. In addition, the Executive shall have such additional executive duties and responsibilities as may be assigned to him by the CEO.

1.3

The Executive shall devote his full business time, attention, and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (a) conflicts with the interests of the Company or its affiliates, (b) interferes with the proper and efficient performance of his duties for the Company or (c) interferes with the exercise of his judgment in the Company’s or its affiliates’ best interests. Notwithstanding the foregoing, nothing herein shall preclude the Executive from: (i) serving, with the prior written consent of the CEO, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations; (ii) engaging in charitable activities and community affairs; (iii) speaking at meetings of business, charitable and civic organizations; or (iv) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by the Executive so as not to be in contradiction to any Company policy and/or materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder or create a potential business or fiduciary conflict.

1.4

During the Term, and as part of Executive’s position, Executive may be required to serve as a director, officer or committee member of the Company and its subsidiaries and affiliates (collectively, the “Company Group”), and the fulfillment of such position shall not constitute an employer-employee relationship between Executive and any such entity (other than the Company), and notwithstanding any such position, Executive shall only be considered to be an employee of the Company and shall not be entitled to receive any additional compensation for serving in such additional position.

1.5

Executive’s principal place of employment shall be at the Company’s principal offices in Israel. However, Executive acknowledges and agrees that he shall be required to travel abroad extensively on Company business.

1.6

Executive acknowledges and agrees that no collective and/or special bargaining agreement that might apply to the Company’s employees shall apply to Executive in his capacity as an employee of the Company, unless required by applicable Law.

1.7

This Agreement and all compensation and benefits payable hereunder are subject to the Company’s compensation plans and policies applicable to senior officers or any successor compensation plans or policies, including the Company’s Compensation Policy for Executive Officers and Directors adopted by the shareholders at the 2019 annual general meeting of shareholders (the “Compensation Policy”) and nothing herein shall derogate in any way from the Company’s rights thereunder.

2.	Base Salary

2.1

The Executive’s gross annual base salary shall be 2,343,200 New Israeli Shekels (the “Annual Salary”). The Annual Salary shall be divided by 12, and each such 1/12 shall constitute Executive’s monthly salary (the “Monthly Salary”) payable in arrears in monthly installments. The Annual Salary shall be reviewed, from time to time, by the Human Resources & Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and/or the Board of Directors.

2.2

Executive hereby acknowledges and agrees that in light of his position and areas of responsibility, which require a special degree of trust, and since he is part of the Company’s senior management, the provisions of the Hours of Work and Rest Law, 5711-1951, shall not apply to his employment.

2.3

It is hereby agreed that only the Monthly Salary payable to Executive pursuant to Section 2.1 shall constitute the basis for the calculation of all social benefits granted to Executive pursuant to this Agreement (including contributions and deductions related to the Insurance Arrangements (as such term is defined below)) and for any other purpose or benefit plan for which deductions are calculated based on a percentage of Executive’s salary.

2.4

The parties hereby acknowledge and agree that the compensation terms set forth in this Agreement constitute fair consideration to Executive, given, inter alia, his managerial responsibilities and obligations towards the Company and that the Executive shall not be entitled to receive any other payment or compensation of any kind beyond the Monthly Salary and the other payments and benefits specified in this Agreement unless otherwise agreed between the Company and the Executive in writing and approved as required by applicable Law.

2.5

The Company shall pay or reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive in performing his duties under this Agreement, subject to presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company.

3.	Annual Bonus

3.1

For each fiscal year that ends during the Term, the Executive shall be eligible to be considered for an annual bonus under the Company’s annual cash bonus plan in accordance with the Compensation Policy (the “Annual Bonus”) and subject to the sole discretion of the CEO, the Compensation Committee and the Board of Directors, with a target amount equal to 100% of Executive’s Annual Salary. If payable, the Annual Bonus shall be paid to the Executive at the same time as annual bonuses are generally payable to other similarly situated senior executives of the Company, subject to the Executive’s continuous employment through the payment date. For the avoidance of doubt, Executive shall not be eligible to be considered for Annul Bonus for 2019.

4.	Equity Awards

4.1

Sign-On Equity-based Award. Executive shall be granted a one-time award of Restrictive Share Units (“Sign-On RSU”) in a total fair market value of U.S. $250,000 at Grant Date, subject to (i) the Executive’s commencement of employment with the Company, (ii) the terms of TPI’s 2015 Long Term Equity-Based Incentive Plan (the “2015 Plan”) (including any applicable sub-plans and the terms of the award agreement), (iii) the Executive’s acceptance of the award agreement (iv) the Compensation Policy, and (v) any applicable law. The number of RSUs shall be determined according to the fair value of RSU on or about the Grant Date (as defined below), in accordance with the terms of the 2015 Plan and the resolutions of the Compensation Committee and the Board, and based on Company practice. The Sign-on RSU shall vest in equal installments on the second (2nd), third (3rd) and fourth (4th) anniversaries of the Grant Date. The Sign-On RSU will be granted on the Effective Date (or, if the Company is subject to a blackout on the Effective Date, the first day of trading after the blackout period ends) (the “Grant Date”).

4.2

Annual Equity-based Awards. During the Term, the Executive shall be considered for equity-based compensation awards under the Equity Plan or any successor equity compensation plan(s), at the sole discretion of the CEO, the Compensation Committee and the Board of Directors. Any such awards shall be granted on such terms and conditions as may be determined by the Compensation Committee and the Board of Directors.

5.	Executive Benefits

5.1

During the Term, Executive (and, to the extent eligible, his dependents and Beneficiaries (as defined below)) shall be entitled to participate in any and all health, medical, dental, group insurance (including life insurance), welfare, fringe benefits, perquisites and other employee benefit plans, programs and arrangements that are generally available from time to time to similarly situated senior executives of the Company and their dependents and Beneficiaries (the “Executive Benefits”). Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing the Executive notice, and the right to do so is expressly reserved.

5.2

Vacation. Executive shall be entitled to twenty three and a half (23.5) paid vacation working days per calendar year during the Term, which shall accrue in accordance with Company policy. Executive shall be required to utilize at least five (5) consecutive vacation days every calendar year, and may accumulate the remaining vacation days up to 47 days in total and in accordance with Company policy which may be revised from time to time. Any accumulated vacation days above 47 days shall be forfeited by the Company with no consideration. The dates of Executive’s annual vacation shall be coordinated in advance with the CEO.

5.3

Sick Leave. Executive shall be entitled to twenty two (22) paid sick working days per calendar year during the Term (without any reduction in the compensation or benefits payable hereunder), which may accumulate during the Term in accordance with the Company’s practice or policy, as in effect from time to time but in no event shall exceed twelve (12) months. The sick pay shall include the Monthly Salary and all other amounts and benefits to which Executive is entitled under this Agreement, as if Executive worked at the Company during the period of his illness (in respect of period for which he is entitled to receive payment as aforesaid), less any amount that Executive is entitled to receive with respect to the aforementioned period of his illness, including from any Israeli pension fund; provided that Executive provides the Company with medical confirmation of his illness. The parties hereto hereby acknowledge and agree that the payments to Executive set forth in this Section 5.3 and Executive’s insurance in the pension fund and/or loss of ability to work are meant to also cover the Company’s obligations under the Sick Pay Law, 57361976.

5.4

Recreation Pay. Executive shall be entitled to fifteen (15) paid recreation days per calendar year during the Term (without any reduction in the compensation or benefits payable hereunder). The amount of recreation pay per recreation day, the payment conditions and any other conditions governing recreation pay shall be in accordance with applicable Law and the Company’s policy in effect at the applicable time with respect to its employees generally.

5.5

Study Fund. For every month in which the Executive is employed, Teva shall make contributions on Executive’s behalf to a study fund (keren hishtalmut) (the “Study Fund”), in an amount equal to 7.5% (seven and one half percent) of the Monthly Salary in such month, and shall deduct 2.5% (two and one half percent) from the Monthly Salary, and transfer these amounts to the Study Fund. By signing this Agreement, the Executive hereby irrevocably grants Teva a power-of attorney to exercise the aforementioned deduction from the Executive’s Monthly Salary.

5.6

Car. The Company shall furnish the Executive with a car owned or leased by Teva, and which the Executive shall use during the Term. Subject to the provisions of any applicable Law, and the Company’s policy on the matter, the Company shall bear all costs relating to the use and maintenance of the car. The Executive undertakes to use the car in a reasonable manner.

6.	Pension, Severance and Remuneration

6.1

It is hereby declared and agreed that the rights of the Executive to pension allowance (kitzba), severance payment and remuneration will be insured in a pension fund, managers’ insurance, provident fund and/or any combination of the foregoing, according to the Executive’s choice, as set forth herein below.

6.2

The Executive will specify, in a notice to Teva, which part of the Monthly Salary shall be insured in each of the programs specified below (the “Insurance Arrangement”). To the extent the Executive does not notify the Company of his choice, the Executive’s Monthly Salary shall be insured in accordance with the Company’s policy. For the avoidance of doubt, it is hereby clarified that the accumulated contributions according to the Insurance Arrangement shall not be made, in any event, from an amount exceeding the Monthly Salary.

6.3	The rate of allocations to the pension fund and/or managers’ insurance and/or provident fund, subject to the Insurance Arrangement, shall be as follows:

6.3.1

Remunerations – The Company shall contribute 7.5% out of the Monthly Salary according to the Insurance Arrangement to the remuneration component, and deduct the Executive’s contribution in the rate of 6% out of the Monthly Salary according to the Insurance Arrangement for this purpose.

It is hereby clarified that the Company’s contributions to the remuneration component to managers’ insurance and/or provident fund, shall include a contribution of 5% for the remuneration component as well as payment for acquiring loss of ability to work insurance to insure 75% of the Monthly Salary according to the Insurance Arrangement. For the avoidance of any doubt, it is hereby clarified that (i) the Company’s contributions percentages to the remuneration component for managers’ insurance and/or provident fund shall not be lower than 5% of the Monthly Salary, and (ii) the total amount of the Company’s contributions, including loss of ability to work insurance shall not be higher than 7.5% of the Monthly Salary and (iii) in the event that the cost of the loss of ability to work insurance shall be lower than 2.5% of the Monthly Salary according to the Insurance Arrangement, the remainder shall be contributed to the remuneration component for the benefit of the Executive, as detailed above.

6.3.2	Severance Pay – The Company shall contribute each month an amount equal to 8.33% of the Monthly Salary to the component of Severance Pay (the “Severance Contribution”).

6.4

In the event of an increase in the Executive’s Monthly Salary, the Executive shall be entitled to choose (in accordance with the Provident Funds Articles of Association and applicable provisions of Law) the Insurance Arrangement which will apply to the increase in the Monthly Salary. The Executive shall notify the Company with respect to such choice in accordance with the Company’s policies regarding this matter. The provisions of Section 6.3 above shall apply to the Insurance Arrangement, which the Executive chose for the increase in the Monthly Salary.

It is hereby declared and agreed that in the event of an increase in the Executive’s Monthly Salary, the Company shall not have an obligation to contribute to the pension fund and/or managers’ insurance and/or the provident funds its indebtedness for severance payment, which derives (if at all) from the aforementioned increase, with respect to the term of employment prior to the salary increase.

6.5

By signing this Agreement, the Executive grants the Company an irrevocable power of attorney to deduct from his salary the contributions relating to the Monthly Salary, and to transfer such amounts to any of the pension fund and/or managers’ insurance and/or the provident funds included in the Insurance Arrangement, which he chose, all as set forth in Section Error! Reference source not found. above.

7.	Termination of Employment

7.1

General. Executive’s employment with the Company shall terminate upon the earliest to occur of (a) Executive’s death, (b) a termination by reason of a Disability, (c) a termination by the Company with or without Cause, and (d) a termination by Executive with or without Good Reason. The date on which employee-employer relations cease to exist between the parties shall be referred to in this Agreement as the “Date of Termination.” Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned, effective immediately, from any and all directorships, committee memberships, and any other positions Executive holds with any member of the Company Group. If for any reason this Section 7.1 is deemed to be insufficient to effectuate the resignations contemplated by the immediately preceding sentence, then Executive shall without incurring any costs on him, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations. In addition, Executive hereby designates the Secretary or any Assistant Secretary of the Company to execute any such documents or instruments as Executive’s attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company is deemed by the Company to be a more expedient means to effectuate such resignation or resignations. In addition, Executive undertakes to cooperate with the Company to ensure the orderly transition of position and provide any other assistance that may be required by the Company in connection with the Executive’s duties and responsibilities.

Furthermore, upon any termination of Executive’s employment for any reason, except for termination for Cause, the Company shall provide Executive with letters addressed to the pension fund, managers insurance, provident fund and Study Fund (as applicable) that will enable Executive to receive any amounts due to him in connection with the termination of his employment.

7.2

Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability (as defined in Section 8.4), such termination to be effective upon Executive’s receipt of written notice of such termination and subject to applicable proceedings pursuant to applicable Law. Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, Executive or his estate or his Beneficiaries, as the case may be, shall be entitled to:

7.2.1	The Accrued Obligations;

7.2.2	Amounts accumulated in the funds pursuant to the Severance Contributions;

Notwithstanding the foregoing provisions of this Section 7.2, the payments and benefits described in this Section 7.2 (other than the components of the Accrued Obligations and any portion of the Severance Payment required to be paid pursuant to applicable Law) (a) are subject to Executive’s or his estate or his Beneficiaries, as the case may be, execution and non-revocation of the Release of Claims in accordance with Section 7.6 and (b) shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of Sections Sections 9, 10, 11, 12 or 13. In addition, in the event Executive breaches any provision of Sections 9, 10, 11 12 or 13, Executive shall repay to the Company all payments and benefits which were made and/or paid by the Company pursuant to Section 7.4 (other than the components of the Accrued Obligations and the portion of the Severance Payment required to be paid pursuant to applicable Law)

7.3	Termination by the Company for Cause.

7.3.1	The Company may terminate Executive’s employment at any time and without any advance notice, in the event of Cause.

7.3.2

In the event that the Company terminates Executive’s employment for Cause, he shall be entitled only to those components of the Accrued required to be paid by applicable Law, and subject to applicable Law.

7.3.3

In the event of termination of employment for Cause, the Executive shall be entitled to receive from Teva appropriate letters regarding his termination of employment with Teva, addressed to the pension fund, provident funds and/or the insurer of the managers’ insurance, pursuant to which the Executive shall be entitled to receive from them the amounts accumulated therein in the Executive’s favor from the contributions of the parties to remuneration, together with linkage differentials and earnings on such contributions, and Teva shall be entitled to the amounts accumulated in such funds that constitute the aggregate Severance Contributions. In the event that the Executive has reimbursed Teva an amount equal to the Severance Contributions, then the Executive shall be entitled to receive from Teva letters as specified in Section 7.1 above without any reservations. In addition, the Executive shall be entitled to receive a letter addressed to the Study Fund according to which Executive will be entitled to receive only the amounts contributed by the Executive to the Study Fund, and Teva shall be entitled to the employer contributions made by Teva to the Study Fund.

7.3.4

Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 7.3, Executive shall have no further rights to any compensation or any benefits under this Agreement.

7.4

Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective six (6) months following the date of Executive’s receipt of notice of such termination (the “Company Notice Period”); provided, however, that the Company may, in its sole and absolute discretion and by written notice, waive the services of the Executive during the Company Notice Period or in respect of any part of such period, and at the Company’s sole discretion accelerate the effective date of such termination of employee-employer relationship (such accelerated date shall constitute the Termination Date), all on the condition that the Company pay the Executive the Monthly Salary and all additional compensation and benefits to which the Executive is entitled in respect of the Notice Period without regard to any such Company waiver.

In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

7.4.1	The Accrued Obligations;

7.4.2	The Severance Payment (as such term is defined below); and

7.4.3

If Executive’s employment is terminated by the Company without Cause within one (1) year following a Change In Control event (as defined in the Compensation Policy as in effect on the date hereof), the CIC Amount (as defined below).

7.4.4

Notwithstanding the foregoing, the payments and benefits described in this Section 7.4 (other than the components of the Accrued Obligations and the portion of the Severance Payment required to be paid pursuant to applicable Law) (a) are subject to Executive’s execution and non-revocation of the Release of Claims in accordance with Section 7.7 and (b) shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of Sections 9, 10, 11 12 or 13. In addition, in the event Executive breaches any provision of Sections 9, 10, 11 12 or 13, Executive shall repay to the Company all payments and benefits which were made and/or paid by the Company pursuant to Section 7.4 (other than the components of the Accrued Obligations and the portion of the Severance Payment required to be paid pursuant to applicable Law)

7.5

Termination by Executive with or without Good Reason. Executive may terminate his employment with or without Good Reason by providing the Company six (6) months’ prior written notice of such termination (the “Executive Notice Period”); provided, however, that the Company may, in its sole and absolute discretion, by written notice, waive the services of the Executive during the Executive Notice Period or in respect of any part of such period, and at Company’s sole discretion accelerate the effective date of such termination of employee-employer relationship (such accelerated date shall constitute the Termination Date) and still have it treated as a termination without Good Reason.

In the event of a termination of employment by Executive for Good Reason, Executive shall be entitled to the same payments and benefits as provided in Sections 7.4.1 and 7.4.2, subject to the same conditions on payment and benefits as described in Section 7.4 (including execution and non-revocation of the Release of Claims in accordance with Section 7.6 and compliance with Sections 9, 10, 11, 12 or 13). Notwithstanding the above, the Company may terminate the employment of Executive without Cause in accordance with Section 7.1 after receipt of the “Good Reason Notice” (as defined below).

In the event of a termination of employment by Executive without Good Reason, Executive shall be entitled to only the Accrued Obligations and the Severance Contributions accumulated in the Insurance Arrangements;

7.6

Release. Notwithstanding any provision in this Agreement to the contrary, the payment of any amount or provision of any benefit pursuant to Section 7 (other than the components of the Accrued Obligations and those components of the Severance Payment required to be paid pursuant to applicable Law) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims within thirty (30) days following the Date of Termination. If Executive fails to execute the Release of Claims in such a timely manner or revokes the Release of Claims, Executive shall not be entitled to any of the Severance Benefits. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability or Executive’s death or Disability following a notice of termination of employment without Cause or for Good Reason, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

7.7

Full Settlement. The payments and benefits provided under this Section 7 shall be in full satisfaction of all obligations of the Company Group to Executive under this Agreement or any other agreement, plan, arrangement or policy of the Company Group in connection with his termination of employment. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment shall be receipt of the payments and benefits specified in this Section 7.

7.8	Definitions. For purposes of this Agreement, the following terms have the following meanings:

7.8.1

“Accrued Obligations” means (a) any unpaid Monthly Salary earned through the Date of Termination, and any unused vacation days and recreation days accrued in accordance with Company policy and this Agreement through the Date of Termination, which amounts shall be paid on the next regular payroll date immediately following the Date of Termination, (b) any other payment to which Executive is entitled under the applicable terms of any applicable plan, program, agreement, corporate governance document or arrangement of the Company or its affiliates, including Company reimbursement of any unreimbursed business expenses and rights to any Company indemnification as set forth in Section 8.

7.8.2

“Beneficiaries” means, subject to applicable Law, the executors of Executive’s estate, the Executive’s legal heirs and those beneficiaries whom the Executive stipulated in a written notice to any applicable Insurance Arrangement Providers.

7.8.3

“Cause” means (A) the Executive’s indictment for, conviction of or pleading of guilty or nolo contendere to, (i) a felony or (ii) any crime involving moral turpitude; (B) the Executive’s embezzlement, dishonesty, misappropriation of Company property, breach of fiduciary duty or fraud with regard to the Company or any of its assets or businesses; (C) the Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties or continual failure to perform the material duties of his position; (D) the Executive’s material violation of a Company rule or regulation; (E) the Executive’s breach of a material provision of this Agreement; or (F) circumstances entitling the Company under any applicable law to terminate the employment of the Executive without payment of severance pay.

7.8.4

“Disability” means that Executive, due to a physical or mental disability, has been substantially unable to perform his duties under this Agreement for a continuous period of ninety (90) days or longer, as determined by a physician selected by the Company and reasonably acceptable to Executive.

7.8.5

“Good Reason” means a termination by Executive if (a) any of the following events occurs without Executive’s express prior written consent, (b) Executive notifies the Company in writing that such event has occurred, describing such event in reasonable detail and demanding cure, within ninety (90) days after Executive learns of the occurrence of such event (the “Good Reason Notice”), (c) such event is not substantially cured within thirty (30) days after Executive delivers the Good Reason Notice to the Company, and (d) the Date of Termination occurs within one hundred twenty (120) days after the failure of the Company to so cure: (A) the Company’s breach of a material provision of this Agreement, (B) a material diminution in the Executive’s duties or responsibilities that is inconsistent with the Executive’s position as described herein, or (C) a material reduction in the Executive’s rate of Annual Salary.

7.8.6

“Law” means any Israeli law, rule or regulation, and the regulations of any securities exchange on which the Company’s securities are listed, or any applicable judgment, order, writ, decree, permit or license of any governmental authority.

7.8.7	“CIC Amount” means one and a half (1.5) million USD converted into local currency at the Date of Termination and in accordance with the Company’s practice and polices.

7.8.8	“Release of Claims” means the release of claims in favor of the Company and its affiliates substantially in the form attached hereto as Exhibit A.

7.8.9

“Severance Payment” means an amount equal to twice the most recent Monthly Salary multiplied by the number of years of employment by Teva (pro rated for partial year) of which any amounts accumulated in the Insurance Arrangement as a result of the Severance Contributions shall be deducted, provided, however, that (i) in no event shall the Executive (or, if applicable, his Beneficiaries) be entitled to receive from the Company an amount which, together with the Severance Contributions accumulated in the Insurance Arrangements, exceeds eighteen (18) months of the Executive’s most recent Monthly Salary (unless required otherwise by applicable Law).

8.	Indemnification

8.1

In accordance with and subject to the provisions of applicable Law and the applicable provisions of the Company’s Articles of Association and the Compensation Policy then in effect, Executive shall be indemnified and released by the Company in accordance with the provisions of the Indemnification and Release Agreement attached hereto as Exhibit B, the terms of which shall be incorporated by reference herein.

9.	Confidentiality and Disclosure of Information

Executive shall execute the Confidentiality, Disclosure of Information and Assignment of Inventions Agreement attached hereto as Exhibit C concurrently with the execution of this Agreement and agrees to abide by the terms thereof, which shall be deemed incorporated into this Section 9.

10.	Non-Competition

By signing this Agreement, the Executive hereby acknowledges and agrees that, in his capacity as Executive Vice President, Chief Financial Officer, the Executive will have a great deal of exposure and access to a broad variety of commercially valuable proprietary information of the Company Group, including, by way of illustration, confidential information regarding the Company Group’s current and future products and strategies, costs and other financial information, R&D and marketing plans and strategies, etc. As a result of the Executive’s knowledge of the above information and in consideration for the benefits offered by the Company under this Agreement, the Executive affirms and recognizes his continuing obligations with respect to the use and disclosure of confidential and proprietary information of the Company Group pursuant to the Company Group’s policies and the terms and conditions of this Agreement, and hereby agrees that, during the Term and for the six (6) months following the Date of Termination, the Executive shall not, directly or indirectly (whether as an officer, director, owner, employee, partner, consultant or other direct or indirect service provider) engage, directly or indirectly, anywhere in the world, in any activity, business or any other engagement in the pharmaceutical industry, which competes with the business of any member of the Company Group as of the Date of Termination (including any business that any member of the Company Group is actively planning to enter as of the Date of Termination), except with the Company’s prior written approval. Notwithstanding anything to the contrary contained in this Section 10, the foregoing shall not prevent Executive from acquiring for his own personal investment not more than 1% of the outstanding voting securities of any publicly-traded corporation.

It is hereby agreed and clarified that, when determining the above non-competition undertaking, the parties took into account the entire consideration provided to Executive pursuant to this Agreement, which is being made in consideration, inter alia, for such undertaking.

11.	Non-Solicitation

Executive herby agrees that during the Term and for the six (6) months following the Date of Termination, the Executive shall not, directly or indirectly, (i) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company Group to terminate such person’s contract of employment or agency, as the case may be, with the Company Group, or (ii) divert, or attempt to divert, any person, concern or entity from doing business with the Company Group, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company Group.

It is hereby agreed and clarified that, when determining the above non-solicitation undertaking, the parties took into account the entire consideration provided to Executive pursuant to this Agreement, which is being made in consideration, inter alia, for such undertaking.

12.	No Disparagement

During the Term and at all times thereafter, the Executive agrees not to (i) make any disparaging or defamatory comments regarding any member of the Company Group or any of its current or former directors, officers, employees or products or (ii) make any negative or disparaging comments concerning any aspect of the Executive’s relationship with any member of the Teva Group or any conduct or events relating to any termination of the Executive’s employment with the Company.

Nothing herein shall prevent Executive from testifying truthfully in any legal proceeding, to any governmental or regulatory body or as may otherwise be required by applicable Law.

It is hereby agreed and clarified that, when determining the above non-disparagement undertaking, the parties took into account the entire consideration provided to Executive pursuant to this Agreement, which is being made in consideration, inter alia, for such undertaking.

13.	Cooperation.

During the Term and at all times thereafter, Executive agrees to cooperate with the Company and its attorneys in connection with any matter related to the period he was employed by the Company and/or his services to any other member of the Company Group, including but not limited to any threatened, pending, and/or subsequent litigation, government investigation, or other formal inquiry against any member of the Company Group, and shall make himself available upon reasonable notice to prepare for and appear at deposition, hearing, arbitration, mediation, or trial in connection with any such matters. Such cooperation will include willingness to be interviewed by representatives of the Company and to participate in legal proceedings by deposition or testimony. To the extent reasonably practicable, the Company shall coordinate with Executive to minimize scheduling conflicts with Executive’s business and personal commitments. The Company shall reimburse Executive for any reasonable re approved out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance and subject to any terms and limitation in the Indemnification and Release Agreement

14.	No-Hedging Policy; No-Pledging Policy; Stock Ownership Guidelines.

Executive acknowledges and agrees to adhere to the Company’s No-Hedging Policy, No-Pledging Policy and Stock Ownership Guidelines applicable to executive officers of the Company, as each may be amended from time to time in the Company’s sole discretion

15.	Return of Car, Equipment and Documents

As of no later than the Date of Termination, or earlier than that if required by the Company, Executive shall return to the Company the car, cell phone (or other hand-held device), laptop, credit card(s) and any other company equipment, if any, provided to Executive, and any other confidential or proprietary information of the Company that remains in Executive’s possession; provided, however, that nothing in this Agreement or elsewhere shall prevent Executive from retaining and utilizing documents relating to his personal benefits, personal contact list, and the like; and such other records and documents as may reasonably be approved by the CEO (such approval not to be unreasonably withheld or delayed). Executive shall confirm such return in writing to the Company promptly upon Company’s written request, together with confirmation that Executive no longer has any Company property or confidential or proprietary information of the Company in his possession or control.

16.	Assignability; Binding Nature

This Agreement shall inure to the benefit of, and be binding on, the parties and each of their respective successors, heirs (in Executive’s case) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee contractually assumes the liabilities, obligations and duties of the Company, as contained in this Agreement.

17.	Tax Payments; Clawback

17.1

Tax and Social Security Payments. Executive hereby acknowledges and agrees that the payments and benefits granted to him under this Agreement shall be subject to income tax deductions and other mandatory tax deductions which the Company is required to deduct and/or withhold by applicable Law, and further represents that, except as specifically set forth in this Agreement, nothing in this Agreement shall be construed as imposing on the Company the obligation to pay taxes or any other obligatory payment imposed on Executive due to any payment or benefit, except that the Company shall pay taxes related to the use of car pursuant to Section 5.6.

17.2

Clawback. All payments made pursuant to this Agreement are subject to the “clawback” provisions in the Compensation Policy as may be amended from time to time. By signing this Agreement, Executive grants the Company a power of attorney to deduct from the Monthly Salary and/or any other payments due to Executive by the Company, any amounts owed by him, in accordance with applicable Law and any Company clawback provisions in the Compensation Policy.

18.	Representations

Executive represents that (a) he has provided to the Company complete and accurate information regarding the terms of all contracts, arrangements, agreements, policies or understandings applicable to Executive, with prior employers or otherwise, which include post-employment covenants including those relating to competition or solicitation of third parties and (b) he is not subject to (or has been released from all restrictive covenants under) any contract, arrangement, agreement, policy or understanding that in any way impacts his ability to enter into or fully perform his obligations under this Agreement. Executive and the Company each represent and warrant (i) that such party is not otherwise unable to enter into and fully perform such party’s obligations under this Agreement; and (ii) that, upon the execution and delivery of this Agreement by both parties, this Agreement shall be such party’s valid and binding obligation, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, or otherwise as may be limited by applicable Laws. Notwithstanding any portion of this Agreement to the contrary, if any of Executive’s representations under this Section 18 prove to be inaccurate, the Company may immediately declare this Agreement null and void and Executive’s employment with the Company shall terminate immediately without obligation of any sort by the Company, including pursuant to any equity or other award previously issued to Executive.

19.	Notices

Any notice or other communication required or permitted to be delivered under this Agreement shall be (a) in writing; (b) delivered personally, by email received by the intended receiver of such email, by facsimile, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (c) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (d) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company: to the Company’s headquarters, Attn: CEO;

If to Executive: to the last address on file with the Company.

Miscellaneous

19.1

Entire Agreement. As of the Effective Date, this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and this Agreement (including the agreements attached hereto as Exhibits) shall supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof.

19.2

Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in writing that expressly refers to the provision of this Agreement that is being amended and that is signed by Executive and by an authorized officer of the Company. No waiver by either party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving party and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

19.3

Inconsistencies. Subject to applicable Law, in the event of any inconsistency between any provision of this Agreement and any provision of any applicable plan, program, agreement, corporate governance document or arrangement of the Company or its affiliates, the provisions of this Agreement shall control unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement whose control they are waiving.

19.4

Headings; Construction. The headings of the sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

19.5

Survivorship. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either Executive’s employment or this Agreement (including the terms of Sections 7 through 13 and Section 19) shall survive such termination in accordance with their applicable terms.

19.6

Governing Law; Severability. This Agreement shall be governed by the laws of the State of Israel, without regard to its conflict of laws rules. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

19.7

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

19.8

Board Approvals. Any reference made in this Agreement to an approval required of the Board or a committee of the Board shall also include any approval of the Board or any committee of the Board as may be required by Law, the Compensation Policy or the Company’s corporate documents.

— Signature page follows –

IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts as of the Effective Date.

TEVA PHARMACEUTICAL INDUSTRIES LTD.

/s/ Mark Sabag
By:	Mark Sabag
Title:	Chief HR Officer

/s/ Kåre Schultz
By:	Kåre Schultz
Title:	President & CEO

EXECUTIVE

/s/ Eli Kalif
Name:	Eli Kalif
Dated:

[Signature Page to Employment Agreement]

Exhibit A

Form of Release Agreement

This Release Agreement (this “Release Agreement”) is dated as of [_____________] and is entered into by Eli Kalif (“Executive”, “Me” or “I”) and TEVA PHARMACEUTICAL INDUSTRIES LTD. (the “Company”) in connection with the termination of Executive’s employment with the Company.

1. General Release.

(a) In consideration for the receipt of those payments that are in excess of the amounts required to be paid to Me by Law (as detailed in the settlement of account attached hereto), I, on behalf of myself and my family, agents, representatives, heirs, executors, trustees, administrators, attorneys, successors and assigns (the “Releasors”), hereby irrevocably and unconditionally (i) represent and warrant that I have received in a timely manner full and complete payment of all amounts due to Me under my employment agreement with the Company or under any applicable law and/or in connection with the termination of my employment, both at law and pursuant to the terms of the employment agreement, and (ii) release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenant not to sue the Company and each of its respective past and/or present subsidiaries, affiliates, successors and assigns, and each of their respective predecessors, and past and/or present stockholders, partners, members, directors, managers, officers, employees, agents or other representatives, and employee benefit plans of the Company or its affiliates, including, but not limited to, trustees and administrators of these plans, in each case, in their individual and/or representative capacities (collectively, the “Releasees”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, and hereby waive any and all rights that I, he, she or it may have, from the beginning of time up to and including the time of signing this Release Agreement, in respect of my employment or separation from employment with the Company, or is in any way connected with or related to any applicable compensatory or benefit plan, program, policy or arrangement, including, but not limited to, any claims relating to salaries, benefits, bonuses, compensation, fringe benefits, social benefits according to any law or agreement, amounts of pension fund, overtime, severance pay, sick pay, recreation payments, vacation payments, prior notice payments, options or other securities, reimbursement of expenses and/or any other payments or benefits due to Me by any of the Releasees, or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of its affiliates and myself, now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs; provided that such released claims shall not include any claims to enforce my rights under, or with respect to, any post-termination obligations of the Company expressly undertaken by the Company under my employment agreement with the Company (including vested accrued benefits and compensation under the Company’s employee benefit plans and arrangements as set forth in Section 7 to the Employment Agreement), rights as a shareholder of the Company and rights to indemnification and liability insurance coverage.

(b) The Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Releasees hereto for any matter or circumstance concerning which the Releasors have released the Releasees under this Release Agreement. Further, the Releasors agree not to encourage any other person or suggest to any other person that he, she or it institute any legal action against the Releasees, and I hereby declare, confirm and undertake that, if the Releasors or anyone else in their name should deliver a claim as mentioned above, I shall reimburse the Releasees and anyone else on their behalf to the full extent of the sum of the legal expenses and legal fees incurred by them as a result of any such claim; and in the event that Releasors prevail in such legal action, then the Releasees shall reimburse such sum to Me or the Releasors. The Releasors hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding I may bring in violation of this Release Agreement.

(c) This Release Agreement shall constitute a dismissal and compromise notice for the purposes of Section 29 of the Severance Pay Law 5713-1963.

2. Legal Advice, Reliance. I represent and acknowledge that (a) I have been given adequate time to consider this Release Agreement and have been advised to discuss all aspects of this Release Agreement with my private attorney, (b) I have carefully read and fully understand all the provisions of this Release Agreement, (c) I have voluntarily entered into this Release Agreement, without duress or coercion, and (d) I have not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the claims described in Section 1(a), any portion thereof or any interest therein. I understand that if I request additional time to review the terms of this Release Agreement, a reasonable extension of time shall be granted.

3. Miscellaneous.

(a) No Violation of Law. I agree and acknowledge that this Release Agreement is not and shall not be construed to be an admission by the Company of any violation of any applicable laws of Israel, or of any duty owed by the Company to Me.

(b) Governing Law; Severability. This Release Agreement shall be governed by the laws of the State of Israel, without regard to its conflict of laws rules. In the event that any one or more of the provisions of this Release Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c) Counterparts. This Release Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*         *         *         *         *

Very truly yours,

EXECUTIVE

Name:
Dated:

A-2

ACCEPTED AND AGREED:

TEVA PHARMACEUTICAL INDUSTRIES LTD

By:
Title:

By:
Title:

A-3

Exhibit B

Indemnification Agreement

Indemnification and Release Agreement

This Indemnification and Release Agreement (this “Indemnification Agreement”) is being entered into, pursuant to the resolutions of the Board of Directors (the “Board”) of Teva Pharmaceutical Industries Ltd., a company organized under the laws of the State of Israel (the “Company”), dated July 31, 2012 and the resolutions of the Human Resources and Compensation Committee of the Board, and the Audit Committee of the Board, each dated July 30, 2012.

It is in the best interest of the Company to retain and attract as office holders the most capable persons available and such persons are becoming increasingly reluctant to serve in companies unless they are provided with adequate protection through insurance, exemption and indemnification in connection with such service.

You are or have been appointed as an office holder of the Company, and in order to enhance your service to the Company in an effective manner, the Company desires to provide for your indemnification to the fullest extent permitted by law and the Company’s Articles of Association (the “Articles of Association”). In consideration of your service to the Company, the Company hereby agrees as follows:

1. The Company hereby undertakes to indemnify you to the maximum extent permitted by the Articles of Association and the Israeli Companies Law, 5759 – 1999, as amended from time to time (the “Companies Law”), the Israeli Securities Law, 5728-1968, as amended from time to time (the “Securities Law”) and any other applicable law, in respect of the following expenses or liabilities imposed on, or incurred by, you in consequence of any act performed or omission committed by you in your capacity as an “Office Holder” (such term shall bear the meaning assigned to it in the Companies Law) of the Company (including your service, at the request of the Company, as an officer, director, employee or board observer of any other company controlled directly or indirectly by the Company (a “Subsidiary”) or in which the Company holds shares (an “Affiliate”)).

1.1 any monetary liability imposed on you in favor of another person by a court judgment, including a settlement or an arbitrator’s award which was approved by court;

1.2 reasonable litigation expenses, including attorneys’ fees, actually incurred by you in connection with an investigation or proceeding that was conducted against you by a competent authority which has been Terminated Without the Filing of an Indictment (as such term is defined in the Companies Law) against you and without the Imposition on you of a Monetary Liability In Lieu of a Criminal Proceeding (as such term is defined in the Companies Law), or which has been Terminated Without the Filing of an Indictment against you but with the Imposition on you of a Monetary Liability in Lieu of a Criminal Proceeding in respect of a crime which does not require the proof of mens rea (criminal intent) or in connection with a monetary sanction;

1.3 reasonable litigation expenses, including attorneys’ fees, actually incurred by you or charged to you by a court, in a proceeding instituted against you by the Company or on its behalf or by another person, or in any criminal proceeding in which you were acquitted, or in any criminal proceedings in which you were convicted of a crime which does not require the proof of mens rea (criminal intent); and

1.4 payment which you are obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and expenses actually incurred by you in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorneys’ fees or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

For the purpose of this Indemnification Agreement, “expenses” shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by you in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided, and expenses paid or incurred by you in successfully enforcing this Indemnification Agreement. Expenses shall be considered paid or incurred by you at such time as you are required to pay or incur such cost or expenses, including upon receipt of an invoice or payment demand.

2. Notwithstanding the forgoing provisions of Section 1, except to the extent permitted by applicable law, the Company will not indemnify you for any amount you may be obligated to pay in respect of:

2.1 A breach of your duty of loyalty to the Company or a Subsidiary or Affiliate, unless committed in good faith and with reasonable grounds to believe that such act would not prejudice the interests of the Company or a Subsidiary or Affiliate;

2.2 A breach of your duty of care to the Company or a Subsidiary or an Affiliate committed intentionally or recklessly;

2.3 An action or omission taken by you with the intent of unlawfully realizing personal gain;

2.4 A fine, monetary sanction, forfeit or penalty imposed upon you; or

2.5 With respect to proceedings or claims initiated or brought voluntarily by you against the Company or a Subsidiary or an Affiliate, other than by way of defense, by way of third party notice to the Company or a Subsidiary or an Affiliate, or by way of countersuit in connection with claims brought against you.

3. To the fullest extent permitted by law, the Company will, following receipt by the Company of your written request therefor, make available all amounts payable to you in accordance with Section 1 above on the date on which such amounts are first payable by you (“Time of Indebtedness”), and with respect to items referred to in Sections 1.2, 1.3 and 1.4 above, even prior to the time on which the applicable court renders its decision, provided however, that advances given to cover legal expenses will be repaid by you to the Company if it is determined that you are not lawfully entitled to such indemnification.

As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

4. The Company will indemnify you and advance expenses in accordance with this Indemnification Agreement even if at the relevant Time of Indebtedness you are no longer an Office Holder of the Company or a Subsidiary or an Affiliate, provided that the obligations with respect to which you will be indemnified hereunder are in respect of actions taken or omissions committed by you while you were an Office Holder of the Company or such Subsidiary or such Affiliate as aforesaid, and in such capacity.

5. The undertaking of the Company set forth in Section 1.1 shall be limited as follows:

5.1 to matters that are connected or otherwise related to those events or circumstances set forth in Schedule A hereto.

5.2 the maximum amount for which the Company undertakes to indemnify you for the matters and circumstances described in Section 1.1, jointly and in the aggregate, shall not exceed US$ 200 million according to the representative rate of exchange, or any other official rate of exchange that may replace it, at the Time of Indebtedness calculated with respect to each Office Holder of the Company. Such amount has been determined by the Board to be reasonable under the circumstances.

6. Subject to the limitations of Section 5 above and Section 7 below, the indemnification hereunder will, in each case, cover all sums of money that you will be obligated to pay, in those circumstances for which indemnification is permitted under the law, the Articles of Association and under this Indemnification Agreement.

7. Notwithstanding anything to the contrary herein, the Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement, including, without limitation, an indemnification undertaking provided by a Subsidiary or an Affiliate, other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), all within the limits set forth in Section 5 above. In order to eliminate any duplication of benefits, the Company will be entitled to receive any amount collected by you from a third party in connection with liabilities actually indemnified hereunder, up to the amount actually paid to you by the Company as indemnification hereunder, to be transferred by you to the Company within fifteen (15) days following the receipt of the said amount.

In the event of payment by the Company pursuant to this Indemnification Agreement, the Company shall be subrogated to the extent of such payment to all of your rights of recovery, and you shall execute all documents required, and shall do everything that may be necessary, to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

8. In all indemnifiable circumstances, indemnification will be subject to the following:

8.1 You shall promptly notify the Company in writing of any legal proceedings initiated against you and of all possible or threatened legal proceedings for which you may seek indemnification hereunder, without delay, and in any event within seven (7) days following your first becoming aware thereof, provided, however, that your failure to notify the Company as aforesaid shall not derogate from your right to be indemnified as provided herein except and to the extent that such failure to provide notice prejudices the Company’s ability to defend against such action or to conduct any related legal proceeding. You shall deliver to the Company, or to such person as it shall advise you, without delay all documents you receive in connection with these proceedings or possible or threatened proceedings. Notice to the Company shall be directed to the Chairman of the Board, and in the event you are the Chairman of the Board, to the Chairman of the Audit Committee, at the address of the Company’s principal office (or at such other address as the Company shall advise you).

8.2 Other than with respect to proceedings that have been initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to you. In such case, the fees and expenses of such counsel shall be paid by the Company. The Company shall notify you of any such decision to defend within ten (10) calendar days of receipt of notice of any such proceeding.

The Company or the attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as they shall see fit, including by way of settlement.

Notwithstanding the foregoing, in the case of criminal proceedings, the Company or the attorneys as aforesaid will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Indemnification Agreement and/or pursuant to law, without your consent. However, the aforesaid will not prevent the Company or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding or to consent to the entry of any judgment against you or enter into any settlement, arrangement or compromise, in each case without your consent, so long as such arrangement, judgment, settlement or compromise: (i) does not include an admission of your fault, (ii) is fully indemnifiable pursuant to this Indemnification Agreement and pursuant to law and (iii) further provides, as an unconditional term thereof, the full release of you from all liability in respect of such proceeding. This paragraph shall not apply to a proceeding brought by you under Section 8.7 below.

8.3 You will fully cooperate with the Company and/or any attorney as aforesaid in every reasonable way as may be required of you within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents required to enable the Company or its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid and will give the Company all information and access to documents, files and your advisors and representatives as shall be within your power, in every reasonable way as may be required by the Company with respect to any such legal proceedings, provided that the Company shall cover all reasonable costs incidental thereto such that you will not be required to pay the same or to finance the same yourself, and provided, further, that you shall not be required to take any action that would reasonably prejudice your defense in connection with any indemnifiable proceeding.

8.4 Notwithstanding the provisions of Sections 8.2 and 8.3 above, (i) if in a proceeding to which you are a party by reason of your status as an Office Holder of the Company or any Subsidiary or Affiliate, the named parties to any such proceeding include both you and the Company or any Subsidiary or Affiliate, and joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest or potential conflict of interest (including the availability to the Company and its Subsidiary or Affiliate, on the one hand, and you, on the other hand, of different or inconsistent defenses or counterclaims) that exists between you and the Company, or (ii) if the Company fails to assume the defense of such proceeding in a timely manner, or (iii) if the Company refers the conduct of your defense to an attorney who is not, upon reasonable grounds, acceptable to you, you shall be entitled to be represented by separate legal counsel, which may represent other persons similarly situated, of the Company’s choice and reasonably acceptable to you and such other persons, at the sole expense of the Company. In addition, if the Company fails to comply with any of its material obligations under this Indemnification Agreement or in the event that the Company or any other person takes any action to declare this Indemnification Agreement void or unenforceable, or institutes any action, suit or proceeding to deny or to recover from you the benefits intended to be provided to you hereunder, except with respect to such actions, suits or proceedings brought by the Company that are resolved in favor of the Company, you shall have the right to retain counsel of your choice, reasonably acceptable to the Company and at the expense of the Company, to represent you in connection with any such matter.

8.5 If, in accordance with Section 8.2 (but subject to Section 8.4), the Company has taken upon itself the conduct of your defense, you shall have the right to employ counsel in any such action, suit or proceeding, who shall fully update, and be fully updated by, the Company on the defense procedure and shall consult with, and be consulted with by, the Company and the attorney conducting the legal defense on behalf of the Company, but the fees and expenses of such counsel, incurred after the assumption by the Company of the defense thereof, shall be at your expense and the Company will have no liability or obligation pursuant to this Indemnification Agreement or the above resolutions to indemnify you for any legal expenses, including any legal fees, that you may incur in connection with your defense, unless the Company shall agree to such expenses; in which event all reasonable fees and expenses of your counsel shall be borne by the Company to the extent so agreed to by the Company.

8.6 The Company will have no liability or obligation pursuant to this Indemnification Agreement to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s consent to such compromise or settlement, which consent shall not be unreasonably withheld.

8.7 The Board and/or applicable committee(s) thereof and/or any other person(s) authorized by the Board will consider the request for indemnification and the amount thereof and will determine if you are entitled to indemnification and the amount thereof. In the event that you make a request for payment of an amount of indemnification hereunder or a request for an advancement of indemnification expenses hereunder and the Company fails to timely determine your right to indemnification hereunder or fails to timely make such payment or advancement in whole or in part, you may request that a determination with respect to your entitlement thereto shall be made in the specific case by an Independent Counsel agreed upon by the Company and you, and in the absence of such agreement, appointed by the head of the Israeli Bar Association. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Indemnification Agreement or its engagement pursuant hereto, provided, however, that you shall reimburse the Company for any such fees, expenses, claims, liabilities and damages in the event the matter is resolved in favor of the Company. “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of Israeli corporate law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company, an “interested party” (as defined in the Companies Law) of the Company or you in any matter material to either such party (other than in the capacity of Independent Counsel with respect to this Indemnification Agreement or similar indemnification agreements of the Company), or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or you in an action to determine your rights under this Indemnification Agreement.

8.8 Neither the Company nor any of its agents, employees, directors or officers shall make any statement to the public or to any other person regarding any settlement of claims made pursuant to this Indemnification Agreement against you that would in any manner cast any negative light, inference or aspersion against you.

8.9 By signing this Indemnification Agreement you hereby accept that you shall not make any statement to the public or to any other person regarding any settlement of claims made pursuant to this Indemnification Agreement against you or the Company that would in any manner cast any negative light, inference or aspersion against the Company, and that you will keep the terms of such settlement confidential.

9. The Company hereby exempts you, to the fullest extent permitted by law and the Articles of Association, from any liability for damages caused as a result of a breach of your duty of care to the Company, provided that in no event shall you be exempt with respect to any actions listed in Section 2 above or for a breach of your duty of care in connection with a Distribution (as defined in the Companies Law).

10. Subject to Section 20 below, if any act, resolution, approval or other procedure is required for the validation of any of the undertakings in this Indemnification Agreement, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

11. To the fullest extent permitted by law and the Articles of Association (as stated above), nothing contained in this Indemnification Agreement shall derogate from the Company’s right (but in no way shall the Company be obligated) to indemnify you post factum for any amounts which you may be obligated to pay as set forth in Section 1 above without regard to the limitations set forth in Section 5 above. Your rights of indemnification hereunder shall not be deemed exclusive of any other rights you may have under the Articles of Association or applicable law or otherwise.

12. If any undertaking included in this Indemnification Agreement is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertaking will be deemed to have been modified or amended, and any competent court or arbitrator is hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

13. This Indemnification Agreement and the agreements herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without regard to the rules of conflict of laws, and any dispute arising from or in connection with this Indemnification Agreement is hereby submitted to the sole and exclusive jurisdiction of the competent courts in Tel Aviv, Israel.

14. This Indemnification Agreement cancels and replaces any preceding letter of indemnification or arrangement for indemnification that may have been issued to you by the Company. Notwithstanding the foregoing, the indemnification obligation set forth in this Indemnification Agreement will also apply, subject to the terms, conditions and limitations set forth in this Indemnification Agreement, with respect to actions performed, or omissions committed, in your capacity as an Office Holder of the Company or a Subsidiary or an Affiliate, during the period prior to the date of this Indemnification Agreement.

15. Neither the settlement nor termination of any proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create an adverse presumption that you are not entitled to indemnification hereunder. In addition, the termination of any proceeding by judgment or order (unless such judgment or order provides so specifically) or settlement shall not create a presumption that you did not act in good faith and in a manner which you reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that you had reasonable cause to believe that your action was unlawful.

16. This Indemnification Agreement shall be (a) binding upon all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (b) binding on and shall inure to the benefit of your heirs, personal representatives, executors and administrators. This Indemnification Agreement shall continue for your benefit and your heirs’, personal representatives’, executors’ and administrators’ benefit after you cease to be an Office Holder of the Company.

17. The obligations of the Company according to this Indemnification Agreement shall be interpreted broadly and in a manner that shall facilitate its execution, to the extent permitted by law, and for the purposes for which it was intended. In the event of a conflict between any provision of this Indemnification Agreement and any provision of the law which cannot be conditioned upon, changed or added to, the said provision of the law shall supersede the specific provision in this Indemnification Agreement, but shall not limit or diminish the validity of the remaining provisions of this Indemnification Agreement.

18. Subject to Section 20 below, the Company hereby agrees to indemnify and exempt you to the fullest extent permitted by law, notwithstanding that such indemnification or exemption is not specifically authorized by the other provisions of this Indemnification Agreement. In the event of any change after the date of this Indemnification Agreement in any applicable law, statute or rule which expands the right of an Israeli company to indemnify Office Holders, it is the intent of the parties hereto that you shall enjoy by this Indemnification Agreement the greater benefits afforded by such change and such changes shall to the extent permitted by applicable law be, ipso facto, within the purview of your rights and the Company’s obligations pursuant to this Indemnification Agreement.

19. Subject to Section 5 above and notwithstanding anything else to the contrary herein, in the event of any change in the Articles of Association after the date of this Indemnification Agreement which narrows the Company’s right to indemnify you under this Agreement, such change shall apply only with respect to actions performed, or omissions committed, by you in your capacity as an Office Holder of the Company, of a Subsidiary or of an Affiliate, after the date of such change, to the extent permitted by applicable law.

20. Notwithstanding anything to the contrary herein, nothing in this Indemnification Agreement shall require or obligate the Company to amend its Articles of Association, or take any action with respect thereto.

21. No waiver of any of the provisions of this Indemnification Agreement shall be deemed or shall constitute a waiver of any other provisions of this Indemnification Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing.

22. All notices and other communications required or permitted under this Indemnification Agreement shall be in writing, shall be effective (i) if mailed, three (3) business days after mailing (unless mailed abroad, in which case it shall be effective five (5) business days after mailing), (ii) if by air courier, two (2) business days after delivery to the courier service, (iii) if sent by messenger, upon delivery, (iv) if sent via facsimile, upon transmission and electronic (or other) confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic (or other) confirmation of receipt and (iv) if sent by email, on the date of transmission or (if transmitted and received on a non-business day) on the first business day following transmission, except where a notice is received stating that such mail has not been successfully delivered.

23. This Indemnification Agreement shall continue in effect regardless of whether you continue to serve as an Office Holder of the Company.

24. This Indemnification Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument; it being understood that parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in pdf format shall be sufficient to bind the parties to the terms and conditions of this Indemnification Agreement, as an original.

The Board has determined, based on the current activity of the Company, that the amount stated in Section 5 is reasonable under the circumstances, and that those events and circumstances specified in Schedule A are foreseeable in light of the Company’s activities as of the date hereof.

Schedule A

All references in this schedule to the “Company” shall be deemed to refer to a Subsidiary or Affiliate as well, to the extent that your service as an office holder, director, employee or board observer of the Subsidiary or Affiliate is at the request of the Company in the circumstances described in the preface of Section 1 to the Indemnification Agreement.

1. The offering of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreement, notice, report, tender and/or other proceeding, whether in Israel, the United States or abroad;

2. Occurrences resulting from the Company’s public filings or omissions to make a public filing, delisting of shares, or buy-back of Company’s securities;

3. Occurrences in connection with investments the Company make in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including without limitation, actions taken by you in the name of the Company as an Office Holder and/or board observer of the corporation which is the subject of the transaction and the like;

4. The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company;

5. Actions in connection with an actual or anticipated change in ownership, control or structure of the Company, its reorganization, dissolution, including without limitation, a merger, sale or acquisition of shares, or change in capital;

6. Actions in connection with any actual or proposed transaction not in the ordinary course of business of the Company, including without limitation, the sale, lease or purchase of any assets, subsidiary, operations and/or business, or part thereof, of the Company;

7. Actions concerning the approval of transactions of the Company with officers and/or directors and/or holders of controlling interests in the Company, and any other transactions referred to in Section 270 of the Companies Law;

8. Without derogating from the generality of the above, actions in connection with the purchase or sale of companies, legal entities, business, securities or assets, and the division or consolidation thereof, including without limitation, any Tender Offer, Forced Sale of Shares, Arrangement and Compromise (as such capitalized terms are defined in the Companies Law) or any reorganization, merger or consolidation of whatever kind or nature within the meaning of any law applicable to such claim or demand;

9. Actions taken in connection with labor relations and/or employment matters in the Company and trade relations of the Company, including without limitation, with employees, independent contractors, customers, suppliers and various service providers;

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10. Actions in connection with products or services developed and/or commercialized by the Company, including without limitation, the performance of pre-clinical and clinical trials on such products, whether performed by the Company or by third parties on behalf of the Company, and/or in connection with the certification, distribution, sale, license or use of such products, including without limitation in connection with professional liability and product liability claims and/or in connection with the procedure of obtaining regulatory or other approvals regarding such products, whether in Israel or abroad and including without limitation, liabilities arising out of advertising or marketing, including without limitation, misrepresentations regarding the Company’s products and unlawful distribution of emails;

11. Actions taken in connection with the intellectual property of the Company, and its protection, including without limitation, the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property, including without limitation, any assertion that the Company’s products violate, infringe, misappropriate or misuse the intellectual property rights of any third party;

12. Actions taken pursuant to or in accordance with the policies and procedures of the Company (including without limitation, tax policies and procedures), whether such policies and procedures are published or not;

13. Approval of corporate actions, in good faith, including without limitation, the approval of the acts of the Company’s management, their guidance and their supervision;

14. Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company’s business;

15. Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction;

16. Claims in connection with publishing or providing any information, including without limitation, any filings with governmental authorities, on behalf of the Company in the circumstances required under applicable laws;

17. Any claim or demand made under any securities laws of any jurisdiction or by reference thereto, or related to the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to any securities authority or any stock exchange disclosure or other rules, or any other claims relating to relationships with investors, debt holders, shareholders and the investment community; or related to inadequate or improper disclosure of information to investors, debt holders, shareholders and the investment community, claims relating to or arising out of financing arrangements, any breach of financial covenants or other obligations towards lenders or debt holders of the Company, class actions, violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction; actions taken in connection with the issuance of any type of securities of Company, including without limitation, the grant of options to purchase any of the same, or related to the purchase, holding or disposition of securities of the Company or any other investment activity involving or effected by such securities, including, without limitation, any offering of the Company’s securities to private investors or to the public, and listing of such securities, or the offer by the Company to purchase securities from the public or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any such offering, listing or offer or to the Company’s status as a public company or as an issuer of securities;

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18. Any claim or demand made by any lenders or other creditors or for monies borrowed by, or other indebtedness of, the Company;

19. Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, any state, municipal, federal, county, local, city or foreign taxes or other mandatory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including without limitation, any interest, penalty or addition thereto, whether disputed or not;

20. Any claim or demand arising out of dealings by the Company with third parties, including without limitation, agents, employees, customers, suppliers, creditors or others;

21. Any claim or demand arising out of presentations or reports submitted or delivered (or not submitted or delivered) to shareholders (whether current or prospective), customers or creditors of the Company or to any governmental entity or agency, including without limitation, relevant securities authorities or commissions;

22. Any claim or demand made by purchasers, holders, lessors or other users of products of the Company, or individuals treated with or exposed to such products, for damages or losses related to such use or treatment;

23. Review, approval and actions taken in connection with the financial and tax reports of the Company, including without limitation, any action, consent or approval related to or arising from the foregoing, including without limitation, execution of certificates for the benefit of third parties related to the financial statements;

24. Claims in connection with anti-competitive laws and regulations and laws and regulation of commercial wrongdoing;

25. Claims in connection with breach of confidentiality obligations, acts in regard of invasion of privacy, including with respect to databases, and acts in connection with slander and defamation;

26. Claims or demands made by any third party suffering any personal injury and/or bodily injury and/or property damage to business or personal property through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on their behalf;

27. Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity, including without limitation, the Office of the Chief Scientist or the Investments Center of the Israeli Ministry of Industry, Trade and Labor, the Israeli Antitrust Authority, the Israel Securities Authority, the United States Securities and Exchange Commission,

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or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company, or any of its businesses, subsidiaries, assets or operations, or the terms and conditions of any operating certificate or licensing agreement;

28. Any action or decision regarding Distribution;

29. An announcement, a statement, including without limitation, a position taken, or an opinion made in good faith by an Office Holder in the course of his duties and in conjunction with his duties, including without limitation, during a meeting of the Board or one of the committees of the Board;

30. An act or omission undertaken in contradiction to the Company’s Memorandum of Association or Articles of Association;

31. Any action or decision in relation to work safety and/or working conditions;

32. An act or omission undertaken in negotiating, signing and performing an insurance policy or any claim relating to a failure to maintain appropriate insurance and/or adequate safety measures;

33. Any claim or demand made by a customer, supplier, contractor or other third party transacting any form of business with the Company, in the ordinary course of their business, relating to the negotiations or performance of such transaction, or representations or inducements provided in connection therewith or otherwise.

34. Any administrative, regulatory, civil or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging potential responsibility or liability (including without limitation, potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries, or penalties or for contribution, indemnification, cost recovery, compensation, or injunctive relief) arising out of, based on or related to (x) the presence of release, spill, emission, leaking, dumping, pouring, deposit, disposal, discharge, leaching or migration into the environment (each a “Release”) or threatened Release of, or exposure to, any hazardous, toxic, explosive or radioactive substances, wastes or other pollutants and all other substances or wastes of any nature regulated pursuant to any environmental law, at any location, whether or not owned, operated, leased or managed by the Company, or any of its subsidiaries, or (y) circumstances forming the basis of any violation of any environmental law, environmental permit, license, registration or other authorization required under applicable environmental and/or public health law.

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Exhibit C

Confidentiality, Disclosure of Information and

Assignment of Inventions Agreement

To: Teva Pharmaceutical Industries Ltd. and its subsidiaries and affiliates (the “Company”)

Re: Proprietary Information, Non-Disclosure and Assignment of Inventions Agreement

The undersigned (“Executive”) hereby acknowledges that he will have access to, certain proprietary information, inventions, commercial secrets and other confidential information of the Company and may participate in the development, planning or marketing of the Company’s products, in connection with Executive’s employment under the Employment Agreement entered into between the Company and Executive dated November 6, 2019 (hereinafter, the “Employment Agreement”). In relation to such confidential information Executive hereby undertakes as follows, in full knowledge that the force of this undertaking is in no way dependent upon the force of the Employment Agreement, is entirely independent from said agreement, does not in any way constitute a concurrent obligation with the obligations defined in the Employment Agreement and has been a material part of the consideration of his engagement by the Company:

1.	Proprietary Information and Non-Disclosure

1.1.

Executive acknowledges and agrees that he will have access to or be involved in the planning, making or development of, confidential and proprietary information concerning the business and financial activities of the Company or its property, business, dealings, clients, suppliers, people or entities that come into contact with them, their operational methods, research or manufacturing process, plans and strategies, business plans, research projects, employees, marketing plans, supplier lists, customers, data, trade secrets, test results, formulas, processes, data and know-how, improvements, inventions, patents, application for patents, copyrights, trademarks, engineering specifications, product designs, technical information discoveries, studies, techniques, specifications, computer programs (in source and object code), databases, products (actual or planned) and information contained in computers, preservation of information methods, disks, diskettes, drawings, plans, communications, prospectuses, reports, prices, calculations, fees, work conditions in the Company or other agreement conditions which relate to the Company and documents of the Company. All such information, whether in documentary, written, oral or digital format, and whether received by Executive as a result of his employment with the Company or brought to his attention in any other manner, shall be deemed to be and referred to as “Proprietary Information.” For purposes of this Confidentiality, Disclosure of Information and Assignment of Inventions Agreement, the term “Company” shall include all entities within the Company Group (as defined in the Employment Agreement).

“Proprietary Information” shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company irrespective of form, but excluding information that (i) was known to Executive prior to his association with the Company and can be so proven by Executive by documentary evidence; (ii)

shall have appeared in any printed publication or patent of a third party or shall have become a part of the public knowledge except as a result of a breach of this Agreement by Executive; or (iii) shall have been received by Executive from a third party having no obligation to the Company.

In addition, the term “Proprietary Information” shall include information regarding salaries, bonuses and benefits paid or granted to Executive by the Company under the Agreement to which this Exhibit E is attached.

1.2.

Executive agrees and declares that all Proprietary Information and rights in connection therewith are, and shall be, the sole property of the Company and its assignees. At all times, both during the term of his engagement with the Company and thereafter Executive will keep in strict confidence and trust all Proprietary Information, and Executive will not copy, transmit, reproduce, summarize, quote, publish and/or make any commercial or other use or disclose directly or indirectly any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties in his engagement with the Company and in the best interests of the Company.

1.3.

Executive recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during the term of his engagement with the Company and thereafter, Executive undertakes to hold and maintain all such information in strict confidence, and not to use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties as an Executive of the Company and consistent with the Company’s agreement with such third party.

2.	Assignment of Inventions

2.1.

Executive understands that the Company is engaged, involved or associated in a continuous program of investment, research, development, production or marketing in connection with its business and that, as an essential part of his engagement with the Company, he may make new contributions to and create know-how of value for the Company.

2.2.

During the term of his engagement, Executive undertakes and covenants that he will promptly disclose in confidence to the Company all inventions, improvements, ideas, themes, designs, original works of authorship, formulas, concepts, techniques, forecasts, test results and documentation, discoveries, models, drawings, tooling, schematics and other diagrams, instructional material, notes, records, algorithms, operating procedures methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets or under any other intellectual property right, that are made or conceived or first reduced to practice or created by him, either alone or jointly with others, in the course of his engagement with the Company and due to his engagement with the Company (“Inventions”).

2.3.

Executive agrees and represents, that all Inventions will be the sole and exclusive property of the Company and/or its assignees and undertakes to act with respect to such Inventions in accordance with the Company’s applicable corporate policy.

2.4.

To the extent relevant, Executive agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of his engagement. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times and will be returned to the Company upon the termination of Executive’s employment or earlier at the request of the Company.

2.5.

Executive hereby irrevocably transfers and assigns to the Company and/or its assignees and shall in the future take all reasonable steps (including by way of illustration only, signing all appropriate documents) to assign to Company and/or its assignees without additional consideration to Executive (other than Executive’s salary and other benefits to which he is entitled to as an employee of the Company (including without limitation, without any compensation or royalties in accordance with Sections 132 or 134 of the Patent and Design Act of 1967 (the “Patent Law”)): (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, titles and interests, in any Invention, including, without limitation, service inventions under Section 134 of the Patent Law, and hereby further acknowledges and shall in the future acknowledge Company’s full and exclusive ownership in all such Inventions; and (b) any and all Moral Rights (as defined below) that he may have in or with respect to any Invention. Executive also hereby forever waives and agrees never to assert any and all Moral Rights he may have in or with respect to any Invention, even after termination of his engagement with the Company. “Moral Rights” mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any Invention, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any jurisdiction whatsoever, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

2.6.

Executive expressly waives all economic rights in the Inventions including without limitation any rights to royalties from any intellectual property right (specifically including patent rights under Section 134 of the Patent Law) and any right to receive any payment or other consideration whatsoever.

2.7.

Executive agrees to assist the Company in every reasonable way to obtain and enforce, for the benefit of the Company and/or its assignees exclusive and absolute title, right, interest, patents, copyrights, mask work rights, and other legal protections for the Inventions in any and all countries. Executive will execute any documents that may be reasonably requested of him for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Executive’s obligations under this Section 2.7 will survive the termination of his engagement with the Company; provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request on such assistance. After the termination of Executive’s engagement with the Company, any assistance requested by the Company or any of its assignees pursuant to this Section 2.7 shall take into account Executive’s obligations towards third parties. Executive hereby irrevocably appoints the Company and/or its duly authorized officers and agents (including, without limitation, the chairman of the Board) as his attorney-in-fact to execute documents on his behalf for this purpose and agrees that, if the Company is unable because of Executive’s unavailability, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for any Israeli or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in this Section 2, to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Executive.

2.8.

Executive hereby acknowledge and agrees that the salary and other benefits provided to him under his Employment Agreement constitute appropriate, full and fair consideration in connection with his employment with the Company, including, without limitation, with respect to this Agreement and including with respect to Executive’s undertakings under this Section 2, and with respect to any Inventions created, conceived or reduced to practice or that may be created, conceived or reduced to practice by Executive, either alone or jointly with others, in the course of his employment with the Company, all of which are assigned to the Company in accordance with this Agreement, and Executive hereby unconditionally and irrevocably waives any right that he may have to receive any additional payment or other consideration whatsoever to which Executive may be entitled with respect to any Invention pursuant to any applicable law, in any jurisdiction, including (but not limited to) pursuant to Section 134 of the Patent Law, or any provision that may supersede it. In the event that for any reason such right cannot be waived, Executive hereby assigns and transfers to the Company any such right Executive may have to receive any additional payment or other consideration whatsoever with respect to any Invention pursuant to any applicable law, including the Patent Law, in any jurisdiction.

2.9.	The provisions of this Section 2 shall survive termination or expiration of the Employment Agreement and shall be and remain in full force and effect at all times thereafter.

2.10.

Executive acknowledges that the Company has entered into the Employment Agreement in reliance on his undertaking set forth in this Section, and that given his access to information regarding the Company, the provisions of this Section 2 are reasonable and necessary to protect the Company’s business and rights.

2.11.

If any one or more of the terms contained in this Proprietary Information, Assignment of Inventions and Non-Disclosure Agreement shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

3.	Miscellaneous

3.1.

Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Israel. Any dispute arising under or relating to this Agreement or any transactions contemplated herein shall be resolved in accordance with Section 20.6 of the Employment Agreement.

3.2.

Injunctive Relief. Any breach of this Agreement may cause irreparable harm to the Company, for which damages would not be an adequate remedy, and therefore, the Company will be entitled to injunctive relief from any court of competent jurisdiction as such court so determines, restraining any violation or further violation of this Agreement by Executive. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity and without any requirement to post bond.

IN WITNESS WHEREOF, Executive has signed this Proprietary Information, Non-Disclosure and Assignment of Inventions Agreement as of November 6, 2019.

EMPLOYEE

ACCEPTED AND AGREED:

TEVA PHARMACEUTICAL INDUSTRIES LTD

Name:
Title:

Name:
Title: